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                                                                     EXHIBIT 4.2

                  FIRST AMENDMENT TO AND SUPPLEMENTAL INDENTURE


               THIS FIRST AMENDMENT TO AND SUPPLEMENTAL INDENTURE ("First Amendment") is made this 3rd day of January, 2001, by and among Chattem, Inc., a Tennessee corporation (the "Company"), Signal Investment & Management Co., a Delaware corporation (the "Guarantor") and SouthTrust Bank (the "Trustee"), under the following circumstances:

               A. The Company has issued its 8 7/8% Senior Subordinated Notes due 2008 in the original aggregate principal amount of $275,000,000 (herein the "Notes").

               B. The Notes are secured by the Indenture dated March 24, 1998 among the Company, the Guarantor and the Trustee ("Indenture").

               C. The Company and the Guarantor, having received the written approval of the holders of at least a majority in interest in principal amount of the Notes pursuant to Section 9.02 of the Indenture, and the Trustee desire to amend the Indenture as provided hereinafter.

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this First Amendment, the parties agree:

               1.  The definition of "Fixed Charge Coverage Ratio" in Section
1.01 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted
                   Subsidiaries for such period. In the event that the referent Person or any of its restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the


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                   commencement of the period for which the Fixed
                   Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
                   (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation
                   Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause
                   (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated
                   Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Consolidated Cash
                   Flow attributable only to the Company's DEXATRIM-Registered Trademark- products containing phenylpropanolamine shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation


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                   Date, shall be excluded, but only to the extent
                   that the obligations giving rise to such Fixed Charges shall not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

               2. Section 4.07 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                         Section 4.07. RESTRICTED PAYMENTS. The Company
               shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or other distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes (other than Notes or the 1994 Notes (as hereinafter defined)


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               (including pursuant to the 1994 Notes Offer (as hereinafter defined)), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment
               (all such payments and other actions set forth in clauses
               (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                             (a) no Default or Event of Default shall have
                       occurred and be continuing or would occur as a consequence thereof;

                             (b) the Company would, at the time of such
                       Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09; and

                             (c) such Restricted Payment, together with the
                       aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income


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                       for such period is a deficit, less 100% of such deficit)
                       plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) $7.5 million.

                             The foregoing provisions shall not prohibit
               (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii)


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               the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

                             The Board of Directors may designate any
               Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


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                             The amount of all Restricted Payments (other
               than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion required by this Indenture.

                             For purposes of this Indenture, the "1994
               Notes" means the Company's outstanding 12 3/4% Senior Subordinated Notes due 2004 which were originally issued in 1994, and the "1994 Notes Offer" means the Company's offer to purchase for cash $7.9 million of the 1994 Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 11, 2000, as such offer to purchase may be amended by the Company.

               3. Section 4.10 of the Indenture shall be deleted in its entirety and in lieu thereof shall be inserted the following:

                             Section 4.10 ASSET SALES. The Company shall
               not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at


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               the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Qualified Proceeds, provided, that the aggregate fair market value of Qualified Proceeds which may be received in consideration for Asset Sales pursuant to this clause (ii) shall not exceed $5.0 million since the Issue Date; provided, further that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

                             Within 365 days after the receipt of any Net
               Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay (and reduce the commitments under) Senior Indebtedness of the Company or a Guarantor or (b) to the acquisition of a Permitted Business, or a majority of the Voting Stock of, a Permitted Business, the making of a capital


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               expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph, other than Available BAN Net Proceeds (as hereinafter defined), shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall be required to make an offer to all Holders of Notes and all holders of other Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


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                             For purposes of this Indenture, "BAN Sale"
               means the Company's sale of the BAN line of deodorant and anti-perspirant products to The Andrew Jergens Company, a wholly-owned subsidiary of Kao Corporation, on September 15, 2000 for a purchase price of $160 million cash plus the right to receive up to an additional $6.5 million in future payments based upon levels of BAN sales in 2001 and 2002, and "Available BAN Net Proceeds" means the Net Proceeds from the BAN Sale remaining after the repayment of the Senior Credit Facility.

               4. The amendments to the Indenture set forth in Sections 1, 2 and 3 above shall not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 11, 2000, as amended.

               5. Except as expressly set forth herein, this First Amendment shall not supersede or otherwise modify the terms and conditions of the Indenture.

                             [Signature Page Follows]




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               IN WITNESS WHEREOF, this First Amendment to and Supplemental
Indenture has been executed by a duly authorized officer of the Company, the Guarantor and the Trustee.


Dated as of January 3, 2001.

ATTEST:                                    CHATTEM, INC.


By:                                        By:
   ---------------------------                ---------------------------------
   Secretary                                  A. Alexander Taylor, II
                                              President



Dated as of January 3, 2001.

ATTEST:                                    SIGNAL INVESTMENT & MANAGEMENT
                                           CO., a Guarantor


By:                                        By:
   ---------------------------                ---------------------------------
   Secretary                                  A. Alexander Taylor, II
                                              President



Dated as of January 3, 2001.

ATTEST:                                    SOUTHTRUST BANK


By:                                        By:
   ---------------------------                ---------------------------------
                                              Name:  Judy Seier
                                              Title:  Vice President



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